Exhibit 10.6

June 22, 2012

David Milam

Dear David:

Subject to final approval by the Board of Directors, we are very pleased to offer you employment with Five9, Inc. (“Company” or Five9”) for the position of Chief Marketing Officer (CMO). This position will report to the CEO. This is a position which carries considerable responsibility and which is integral to the continued development and success of our Company. This letter formally presents the specifics of our offer of employment, which you should read and carefully consider.

Your expected employment start date is September 14, 2012. In your position as CMO, you will receive a base annual salary of $270,000 paid semi-monthly at a rate of $11,250 per pay period. In addition, you will be eligible to earn an annual bonus of up to $120,000 of annual variable compensation which will be paid quarterly and based on achievement of objectives.

The Company has adopted an Equity Incentive Plan (the “Stock Option Plan”). Subject to approval by the Board of Directors, you will be granted an option to purchase 1,416,000 shares of the Company’s common stock under the Company’s current Stock Option Plan. The per-share option exercise price will be equal to the per-share fair market value of the common stock on the date of the option grant as determined by the Board of Directors of Five9, Inc. Subject to the conditions above, if the option to purchase 1,416,000 shares is granted, the vesting start date for this stock option will be your start date as an employee of Five9. This option shall be subject to a four-year vesting restrictions (one-year cliff; monthly thereafter) and other standard provisions set forth in the Company’s stock option documentation.

Change in Control. If a Change in Control of the Company (as defined below) closes prior to the first anniversary of your employment start date then the Initial Option shall immediately become vested and exercisable with respect to twenty five percent (25%) of the shares subject to the Initial Option (“Single Trigger”). Furthermore, if a Change in Control of the Company (as defined below) closes at any time during your employment and your employment is terminated by the Company, other than for Cause, or you resign due to a Constructive Termination (both as defined below) at any time within a period of twelve (12) months following a Change in Control of the Company (“Double Trigger”), then the Initial Option, to the extent outstanding and unvested shall immediately become vested and exercisable with respect to fifty percent (50%) of the then-unvested portion of the Initial Option; provided that if such Change in Control closes prior to the first anniversary of your employment start date, then upon the Double Trigger, only an additional 25% of the shares subject to the Initial Option shall vest and become exercisable (in addition to the 25% that will vest upon the Single Trigger, for a total accelerated vesting of 50% of the shares subject to the Initial Option.). Any portion of the Option that is not vested after giving effect to the foregoing clause shall terminate as of the date of such termination of your employment.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following on or after the Start Date:

(i)	an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or sale of more than 50% of the outstanding voting stock of the Company), or

(ii)	a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as, in either case, the Company’s stockholders of record immediately prior to such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

In the event your employment is terminated by the Company, without Cause, or by your pursuant to a Constructive Termination, you will be entitled to receive a severance equal to your monthly base salary times the number of months that you have been employed with the Company, up to a maximum of 6 months (subject to standard withholding and payroll deductions), payable in accordance with the Company’s customary payroll practices. During the period in which you are paid a severance from the Company, the Company will pay for the continuation of your health benefits.

For purposes of this Agreement, “Cause” shall mean (i) fraud, embezzlement, willful misconduct or a material violation of law that is materially detrimental to the Company or any of its affiliates; (ii) gross negligence with respect to the Company or any of its affiliates that causes material harm to the Company or any affiliate; (iii) conviction or plea of guilty or nolo contendere for a felony or a crime of moral turpitude that causes material harm to the Company’s reputation or (iv) a material breach of any provision of this Offer Letter or any provision of the Company’s Code of Conduct that is applicable to the Company’s employees; provided, however, that if a cure is reasonable possible in the circumstances, that at least 15 days’ advance written notice of such breach has been provided (which notice shall specifically set forth the nature of such breach), and failure to cure such breach within such 15-day period.

For purposes of this Agreement, “Constructive Termination” shall mean a material default by the Company in the performance of its obligations hereunder, provided such default shall not have been corrected by the Company within 30 days of receipt by the Company of written notice from you of the occurrence of such default, which notice shall specifically set forth the nature of such default Material default under this Agreement shall include, without limitation, (i) the assignment to you of any duties inconsistent (except in the nature of a promotion) with your position as CMO of the Company or a material adverse alteration in the nature or status of your responsibilities, (ii) the Company’s failure to pay any of the compensation that has become due and payable to you hereunder and (iii) a relocation by the Company of your principal office more than thirty-five (35) miles from San Ramon, California that occurs without your prior written consent.

Acknowledgement and Waiver. Executive and the Company hereby acknowledge that Executive shall not be entitled to receive the severance benefits provided for in the Offer Letter or the acceleration of the vesting provided for in the Offer Letter unless the Executive signs and does not revoke a general release of claims in the form provided by the Company.

You will be entitled to 15 days of Paid Time-Off (PTO) per year. Your PTO will accrue at the rate of 1.25 days per month. As a full-time employee of the Company, you will be eligible to participate in Company-sponsored benefits and be a member of any employee benefit plans that the Company may establish and that are generally available to other employees of the Company. At the present time, these benefits include medical, dental and vision. In the near future, we will provide you more detailed information about these benefits, including eligibility rules.

Employment at the Company is “at will.” This means that you are free to resign at any time with or without Cause (defined below) or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without Cause or prior notice. As you know, Five9 is involved in a highly competitive and quickly evolving industry. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company. Your employment with the Company is subject to Five9’s general employment policies, many of which are described in the Five9 Employee Handbook.

You will devote your best efforts to the performance of your job for Company. While employed at Company, you will not undertake any other activity requiring your business time and attention, nor support (by way of investment or otherwise) any activity that may be competitive with the Company’s business or pose a conflict of interest with that business. However, you may sit on up to 3 outside advisory boards (or board of directors) with other companies, provided that they are not competitive to Five9. You will follow the Company’s policies and procedures (including our policies protecting other employees against discrimination and sexual harassment) as described to you from time to time.

Your employment pursuant to this offer is contingent on the following: (1) your signing of the Company’s Proprietary Information and Inventions Assignment Agreement, which, among other things, requires that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer and will not bring onto the Company’s premises any confidential or proprietary information of any former employer unless that employer has consented to such action in writing; (2) your ability to provide the Company with the legally-required proof of your identity and authorization to work in the United States; (3) our satisfaction that you will not be in violation of any non-compete, proprietary invention and information agreements, or any other similar agreement between you and any current or former employer; and (4) completion of satisfactory reference checking.

In the unlikely event of a dispute between Company and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration in the City and County of Alameda, California. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to your rights under the California Workers’ Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions.

David, we hope that you will accept our employment offer on the above terms and conditions, which can be modified only in writing as signed by the Company’s Chief Executive Officer. This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral, including any other agreement between you and the Company regarding payment of any severance and/or stock option vesting acceleration. We realize that this sounds a bit formal, but we want to make sure that you understand the important aspects of employment at Five9, before you make a decision about joining us. To accept our offer, please return one original copy of your signed offer letter to me at your earliest convenience.

Please contact me if you have any questions whatsoever about this letter or your employment. We are looking forward to you joining us as a member of the Five9 team.

Sincerely,

/s/ Mike Burkland

Mike Burkland

Chief Executive Officer

Agreed to and accepted on Aug 28, 2012

/s/ David Bruce Milam
(Signature)

David Bruce Milam

(Print Name)